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                                                                    EXHIBIT 23.6

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of PerkinElmer, Inc. for the registration of 23,324,164 shares of common stock and to the incorporation by reference therein of our report dated March 10, 2000, except for the last paragraph of Note 16, as to which the date is June 12, 2000, with respect to the consolidated financial statements of NEN Life Sciences, Inc. as of December 31, 1999 and 1998 and for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, included in PerkinElmer, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2000.


/s/ ERNST & YOUNG LLP
Boston, Massachusetts
July 30, 2001